Exhibit 10.2


                               AMENDMENT NO. 1 TO
                         EXECUTIVE EMPLOYMENT AGREEMENT


     This Amendment No. 1 to Executive Employment Agreement (this "Amendment") is entered into as of May 9, 2005, by and between Staktek Holdings, Inc., a Delaware corporation (the "Company"), and James W. Cady ("Executive" and collectively, the "Parties"). Capitalized terms not defined herein shall have the meaning ascribed to such terms in that certain Executive Employment Agreement, dated August 20, 2003, between Staktek Corporation and Executive (the "Agreement"). Each reference to a section number shall, unless otherwise expressly provided herein, refer to such enumerated section of the Agreement.

                                    RECITALS
                                    --------

     A. The Agreement contains severance provisions that are applicable in the event that Executive terminates his employment because his position is changed from the position of President and Chief Executive Officer.

     B. Each of the Company and the Executive wishes to amend the Agreement, as amended by this Amendment No. 1, in connection with Executive's continuing his employment relationship with the Company.

                                    AGREEMENT
                                    ---------

     NOW, THEREFORE, in consideration of the foregoing and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

     The Parties agree that the Company has recruited an individual to serve as President of the Company. Effective as of the date of this Amendment (the "Effective Date"), Executive will no longer hold the position of President but will continue to retain his position as Chief Executive Officer for a period of time, as set forth below, at the end of which period Executive may resign his position as Chief Executive Officer and become Chief Technical Officer.

     Section I. Change of President.
     ------------------------------

     As of the Effective Date, at which time Executive will no longer be President (but will remain Chief Executive Officer), the parties agree that:

     1. Executive's unvested options to purchase Common Stock that would have vested over the eighteen (18)-month period from and after the Effective Date are immediately and fully vested as of the Effective Date, and Executive's remaining unvested options (i.e., those options that would have vested after such eighteen (18)-month period) will, assuming continued employment, continue to vest from and after the Effective Date. In the event Executive is terminated from employment without Cause after the Effective Date (other than by reason of his no longer holding the position of Chief Executive Officer and becoming Chief Technical Officer), 100% of Executive's unvested options to purchase common stock will vest upon such termination. The definition of termination without "Cause" relating to voluntary termination by Executive will not include Executive's voluntary termination as a result of his being divested of his title of President. In the event Executive is terminated for Cause at any time, his unvested options will expire as of the date of such termination.

     2. Sections 3(a)-(b) of the Agreement continue to apply to Executive in his role as Chief Executive Officer. Sections 3(c)-(e) are deleted in their entirety.

     Section II. Resignation as Chief Executive Officer/Appointment as Chief
     -----------------------------------------------------------------------
Technical Officer.
-----------------

     At some time after the Effective Date, the Board of Directors of the Company (the "Board") may determine that the new President is eligible to be appointed Chief Executive Officer. In this event, the Board will request that Executive resign his position as Chief Executive Officer effective as of the date specified by the Board, Executive will comply with such request, and, as of such specified date, Executive will no longer serve as Chief Executive Officer and will become Chief Technical Officer. Upon Executive becoming Chief Technical Officer, the parties agree that:

     1. Sections 2 and 3(a)-(b) of the Agreement will continue to apply in this new position, with the following changes:

          a. In the event Executive's position as Chief Technical Officer is terminated without Cause, 100% of Executive's unvested options to purchase common stock will vest upon such termination. In the event Executive is terminated for Cause at any time, his unvested options will expire as of the date of such termination.

          b. The definition of termination without "Cause" relating to voluntary termination by Executive will not include Executive's termination as a result of his being divested of his title of, or resigning as, Chief Executive Officer and becoming Chief Technical Officer. Executive agrees that there will be no deemed reduction in employment status or duties by virtue of this change in position and title for purposes of this Amendment.

     2.   Sections 3(c)-(e) of the Agreement are deleted in their entirety.

     Section III. Payment Upon Termination of Employment.
     ---------------------------------------------------

     Subject to the execution and delivery of the "Release" as set forth below, upon termination of Executive's employment with the Company (except as set forth below), Executive will be entitled to a lump sum payment equal to twelve (12) months base salary (as in effect on the Effective Date), which will be paid to Executive six (6) months and one (1) day following the termination of his employment with the Company, as long as he has complied, and continues to comply, with the Company's Confidentiality Agreement and the Agreement.

     This lump sum payment is contingent upon Executive signing a release of all claims in the form established by the Company, releasing all known and unknown causes of action Executive has or may have as of the date of such release against the Company, its employee benefit plans (and their fiduciaries), its affiliates, directors, agents, and employees (the "Release"). Executive must return the Release to the Company within twenty-one (21) days of receiving it and will have seven (7) days following execution by him to revoke it.

     Notwithstanding any provision of the Agreement to the contrary, Executive will not be entitled to receive any other severance payment, other than the payment set forth above.

     Section IV. Post-Employment Benefits.
     ------------------------------------

     Following the termination of his employment with the Company, Executive will be eligible to receive all post-employment benefits offered by the Company, including the Medical Retiree Policy approved by the Board of Directors on October 22, 2004.

     Section V. Continuing Application of Agreement.
     ----------------------------------------------

     The other terms and conditions of the Agreement will continue to apply.

     IN WITNESS WHEREOF, the Parties have entered into this Amendment as of the date first written above.


                                             STAKTEK HOLDINGS, INC.

                                             By: /s/ Stephanie Lucie
                                                 -------------------


                                             JAMES W. CADY

                                             /s/ James W. Cady
                                             -----------------